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                                                                    EXHIBIT 5.1




                                     May 1, 2001




Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421

         RE:      REGISTRATION STATEMENT ON FORM S-3
                  ----------------------------------

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about May 2, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 228,973 shares (the "Shares") of your Common Stock. The Shares will be issued by you as consideration in connection with the acquisition of Integrated Intellectual Property, Inc., a California corporation (the "Company"), pursuant to an Agreement and Plan of Reorganization, dated as of February 22, 2001, among you, Italy Acquisition Corporation, the Company and Milan C. Gandhi, as amended by a First Amendment, dated as of March 15, 2001. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

         It is our opinion that, when you have taken the proceedings proposed by you in connection with the issuance of the Shares, the Shares will be duly authorized, validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                      Very truly yours,

                                      Wilson Sonsini Goodrich & Rosati
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.